                                                                   EXHIBIT 10.14

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           INTERNETWORK EXPERTS, INC.,

                            DIGITAL PRECISION, INC.,

                                       AND

           DAVID PEOPLES, DON SMITH, DAVID DEYOUNG AND JOHN C'DE BACA

                                  APRIL 4, 2003

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is made this 4th day of April, 2003, by and among InterNetwork Experts, Inc., a Delaware corporation ("Buyer"), Digital Precision, Inc., a Texas corporation ("Seller"), and each of the individuals listed on the signature page of this Agreement (each a "Shareholder" and collectively, the "Shareholders").

         The following recitals are true and constitute the basis for this
Agreement:

         A. The Seller is engaged in the business of designing and installing computer networks in selected cities in the United States (the "Network Installation Business");

         B. The Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller, certain assets, properties and rights of the Seller utilized by it in connection with the operation of the Network Installation Business upon the terms and conditions of this Agreement; and

         C. The Shareholders are the owners of approximately 90% of the outstanding capital stock of the Seller. As an inducement to the Buyer to enter into this Agreement, the Shareholders have approved this Agreement and agreed to become a party to this Agreement pursuant to the terms hereof.

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.
                           PURCHASE AND SALE OF ASSETS

         1.1 PURCHASE AND SALE OF ASSETS. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing (defined in Section
1.6 below), the Seller shall sell, assign, transfer, convey and deliver to the Buyer and the Buyer shall purchase only the assets, properties, and rights of the Seller described below (all of such specifically described assets, properties and rights being hereinafter collectively referred to as the "Purchased Assets"):

                  (a) Personal Property. All of the equipment, computer hardware, furniture, fixtures, appliances, furnishings, leasehold improvements and other personal property listed on Schedule 1.1(a);

                  (b) Intellectual Property. (i) All inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, including the right to enforce any rights embodied therein and to collect damages for any past, infringement of such rights by third parties, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, all applications, registrations, and renewals in connection therewith, and the right to register, perfect and enforce any rights embodied therein and to collect damages for any past, infringement of such rights by third parties, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, techniques, technical data, designs, drawings, specifications, customer, supplier and vendor lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all computer and telecommunications equipment, appliances and systems which are owned by the Seller, (viii) all other proprietary rights,
(ix) all licenses, and (x) all copies and tangible embodiments thereof (in whatever form or medium) (collectively, (i) through (x) above, the "Intellectual Property");

                  (c) Domain Names. All of the Seller's right, title and interest in and to each domain name and the registration thereof, all associated universal resource locators, whether registered in the name of Seller or by any other person on behalf of Seller, together with all goodwill connected with and symbolized by such domain names or locators, and any intellectual property rights relating thereto, including, but not limited to, e-mail addresses, websites, translations, adaptations, derivations, copyrights, and combinations thereof, all applications, registrations, and renewals in connection therewith, and the right to register, perfect and enforce any rights embodied therein, including the right to collect damages for any past, infringement of such rights by third parties to the extent any such intellectual property rights exist (the "Domain Names"), each of which is listed on Schedule 1.1(c);

                  (d) Documents. All of the Seller's books, records, papers and documents which relate to the Purchased Assets, including all purchase and sales records and customer and supplier records;

                  (e) Inventory. All inventories of product, point of sale material and merchandise of Seller held for resale by Seller, but only to the extent listed on Schedule 1.1(h) (the "Inventory"); and

                  (f) Name. The right to use the name "Digital Precision" or a variant or variants thereof.

         1.2 ASSETS EXCLUDED FROM SALE. Other than the Purchased Assets, the Buyer is not purchasing and the Seller is not selling any other asset or right of the Seller not included in Section 1.1.

         1.3 TRANSFER OF PURCHASED ASSETS. The Seller shall deliver or cause to be delivered to the Buyer such other good and sufficient instruments reasonably requested by the Buyer transferring to the Buyer title to all of the Purchased Assets or Seller's interest therein, all in accordance with this Agreement. Such instruments of transfer (a) shall be in the form which is usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to the Buyer and its counsel, (c) shall effectively vest in the Buyer good and marketable title, or the Seller's interest therein as provided in this Agreement, to all of the

Purchased Assets, free and clear of all liens, claims and encumbrances, except as provided herein, and (d) where applicable, shall be accompanied by evidence of the discharge of all liens, claims and encumbrances against the Purchased Assets.

         1.4 NO ASSUMPTION OF LIABILITIES BY THE BUYER. The Buyer shall not assume and shall not be liable for any Liabilities (as defined below) of the Seller (collectively, the "Retained Liabilities"), and all such Retained Liabilities shall be and remain the responsibility of the Seller, including, without limitation, any Liabilities arising out of or the result of any activity associated with the Purchased Assets prior to the Closing Date, Liabilities under any contract to which the Seller is a party, Liabilities with respect to all Taxes (as defined in Section 2.12 below), Liabilities relating to, or arising under or in connection with, any Employee Benefit Plan (as defined in Section 3.1(p) below), or any Liabilities related to any Environmental Law (as defined in Section 3.1(t) below). The Seller shall discharge in a timely manner or shall make adequate provision for all Retained Liabilities, and the Seller and the Shareholders shall jointly and severally indemnify the Buyer and hold it harmless against all Retained Liabilities. As used in this Agreement, the term "Liability" and "Liabilities" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

         1.5 PURCHASE PRICE. The purchase price for the Purchased Assets shall be consist of Five Hundred Forty Thousand Dollars ($540,000) cash and the right to receive up to 1,800,000 shares (the "Seller's Shares") of the common stock, $0.001 par value, of the Buyer (the "Purchase Price"). On the Closing Date, the Buyer shall:

                  (a) deliver to the Seller $282,304.39 by wire transfer in immediately available funds to an account designated by the Seller;

                  (b) deliver to Compass Bank $78,695.61 by wire transfer in immediately available funds to an account designated by Compass Bank;

                  (c) deliver to the Internal Revenue Service $148,942.20 by wire transfer in immediately available funds to an account designated by the Internal Revenue Service; and

                  (d) issue and hold the Seller's Shares, which Seller's Shares shall be subject to forfeiture pursuant to Section 2.18 and may, at the Buyer's option, be subject to set-off pursuant to Section 9.5 below.

The balance of the cash portion of the Purchase Price shall be retained by Seller and paid to Buyer upon Seller's receipt of sufficient evidence from the Internal Revenue Service that all amounts due and payable by Seller for all Taxes (as defined below) have been paid in full, including all interest and penalties. Within a reasonable period of time following the one year anniversary of the Closing Date, the Buyer shall deliver a stock certificate to Seller which represents the Seller's Shares, less the number of Seller's Shares that were either forfeited pursuant to Section 2.18 hereof or reduced, at the option of the Buyer, by set-off pursuant to Section 9.5 hereof. All of the Seller's Shares shall be subject to the First Refusal and Transfer

Restriction Agreement dated as of the date hereof by and among, the Buyer, the Seller, the Shareholders and the other parties thereto.

         1.6 CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sayles, Lidji and Werbner, 4400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270 on the later of (a) April 4, 2003, or (b) the first business day after all of the conditions set forth in Articles VI and VII hereof have been satisfied or waived, or such other place and time as the parties may mutually agree (the "Closing Date"). All of the deliveries and other transactions required to take place at the Closing and all documents relating thereto shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent hereto).

         1.7 DELIVERIES AT THE CLOSING. At the Closing, (a) the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Article VI below, and (b) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Article VII below.

         1.8 CONSUMMATION OF CLOSING. All acts, deliveries, and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery, or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred.

                                   ARTICLE II.
                              ADDITIONAL AGREEMENTS

         2.1 NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY. For purposes of this Agreement, the following definitions shall apply:

                  (a) "Affiliate" with respect to any Person, shall mean and include any Person controlling, controlled by or under common control with such Person either as of or following the date of this Agreement;

                  (b) "Company Activities" shall mean either (i) designing and installing computer networks, (ii) selling computer network equipment, or (iii) engaging in any other business activities which are conducted, offered or provided by the Seller, the Buyer or any Affiliate of either of them at any time during the 12-month period prior to the date of this Agreement.

                  (c) "Confidential Information" shall mean any data or information (whether written or not), of the Buyer, the Seller or any Affiliate of either of them, other than Trade Secrets (as defined below), which is valuable to the Buyer, the Seller or any Affiliate of either of them and not generally known to competitors;

                  (d) "Noncompete Period" and the "Nonsolicitation Period" shall mean from the date of Closing through April 4, 2006;

                  (e) "Person" shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity;

                  (f) "Protected Area" shall mean any state in the United States in which Buyer or Seller, or any Affiliate of either of them, conducted Company Activities at any time during the 12-month period immediately preceding the Closing Date; and

                  (g) "Trade Secrets" shall mean information related to the Company Activities, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, or programs, including, without limitation, computer software and related source codes, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

         2.2 CONFIDENTIALITY. The Buyer, the Seller and the Shareholders shall keep confidential the existence of this Agreement, the transactions described herein and all information concerning the Company Activities. The provisions of this Section 2.2 shall not apply with respect to any information which (a) was already known by one party when such information was received from the other party, (b) was available to the general public at the time of such receipt, (c) subsequently becomes known to the general public through no fault or omission by a party hereto, (d) is subsequently disclosed by a third party which has the bona fide right to make such disclosure, (e) is disclosed by the Buyer to potential lenders and investors who agree to keep such information confidential,
(f) is required to be disclosed by law or a governmental agency, including for income tax reporting purposes, or (g) is required to be disclosed in order to enforce this Agreement.

         2.3 TRADE SECRETS. The Seller and the Shareholders, as well as the officers, directors and employees of the Seller shall hold in confidence at all times after the date hereof all Trade Secrets related to the Seller, the Buyer and any of either of their Affiliates and shall not disclose, publish or make use of those Trade Secrets at any time after the date hereof, without the prior written consent of the Buyer, except (a) any information or document required to be disclosed by law or (b) information that becomes public knowledge through means other than an act of the Shareholders. Nothing in this Agreement shall diminish the rights of the Seller or the Buyer regarding the protection of Trade Secrets and other intellectual property pursuant to applicable law.

         2.4 TRADE NAME AND CONFIDENTIAL INFORMATION.

                  (a) The Seller and the Shareholders shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business conducted under the corporate or trade name of the Seller (or any variation thereof) or any of its Affiliates (other than as an employee of the Buyer or one of its Affiliates) without the prior written consent of the Buyer; and

                  (b) The Seller and the Shareholders shall hold in confidence all Confidential Information related to the Seller, the Buyer or any of either of their Affiliates and shall not disclose, publish or make use of that Confidential. Information without the prior written consent of the Buyer, except
(i) any information or document required to be disclosed by law or (ii) information that becomes public knowledge through means other than an act of the Seller or the Shareholders.

         2.5 NON-COMPETITION.

                  (a) Coverage. The Seller and the Shareholders hereby acknowledge that the Buyer, either directly or indirectly through one or more of its Affiliates, conducts or will conduct Company Activities throughout the Protected Area, and acknowledges that to protect adequately the interest of the Buyer in the operation of each Person through which it will engage in Company Activities after the date of this Agreement, it is essential that any noncompete covenant with respect thereto cover all Company Activities in the Protected Area except as specifically provided herein.

                  (b) Covenant. During the Noncompete Period, neither Seller (or any of its officers or directors) nor the Shareholders shall in any manner, directly or indirectly, engage in or have an equity or profit interest in, or render services to any business that conducts any Company Activities in the Protected Area. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent or prohibit the Seller or the Shareholders from owning not more than 5% of a class of equity securities issued by any entity listed on any national securities exchange or interdealer quotation system.

         2.6 NONSOLICITATION OF AND NONINTERFERENCE WITH EMPLOYEES, CUSTOMERS AND VENDORS. During the Nonsolicitation Period, neither the Seller (nor any of its officers or directors) nor the Shareholders shall, in any manner, directly or indirectly:

                  (a) solicit or attempt to solicit, any business from any customers of the Buyer or any of its Affiliates for purposes of engaging in any Company Activities in any Protected Area;

                  (b) recruit or hire away or attempt to recruit or hire away, on its behalf or on behalf of any other person, firm or corporation, any employee of the Buyer or any of its Affiliates; or

                  (c) interfere with or otherwise attempt to effect Buyer's relationship with any vendor or customer of Buyer or any of its Affiliates.

         2.7 ACKNOWLEDGMENT. The Seller, the Shareholders and the Buyer each acknowledge and agree that the covenants set forth in Sections 2.2, 2.3, 2.4,
2.5 and 2.6 are reasonable as to time, scope and territory given the Buyer's need to protect its Trade Secrets, Confidential Information and its substantial investment in the Purchased Assets and its customer base, particularly given the complexity and competitive nature of the Buyer's and its Affiliate's business. The Seller and each Shareholder further acknowledges that (a) it would be difficult to calculate damages to the Buyer and its Affiliates from any breach of the Seller's or any Shareholder's obligations under either of Sections 2.2, 2.3, 2.4, 2.5 or 2.6, (b) that injuries to the

Buyer and its Affiliates from any such breach would be irreparable and impossible to measure, and (c) that the remedy at law for any breach or threatened breach of the Seller's or any Shareholder's obligations under either of Sections 2.2, 2.3, 2.4, 2.5 or 2.6 of this Agreement would therefore be an inadequate remedy, and accordingly, the Buyer shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it and its Affiliates have sustained by reason of such breach or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies. Each of the Shareholders that accepts the Buyer's offer of employment also acknowledges that the Shareholder will be subject to separate noncompete and nonsolicitation provisions in connection with his employment by the Buyer following the Closing Date. Accordingly, if the duration or scope of the noncompete or nonsolicitation applicable to each Shareholder under the terms Buyer's standard employment documents is for any reason shorter than the duration of the Noncompete Period or Nonsolicitation Period or narrower in scope than as set forth in this Agreement, each Shareholder hereby acknowledges that he or she shall be subject to the Noncompete Period and Nonsolicitation Period set forth in this Agreement notwithstanding any of the terms of his or her employment terms with the Buyer.

         2.8 FURTHER ASSURANCES. Each party hereto from time to time hereafter at any other party's request and without further consideration. shall execute and deliver to such other party such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to this Agreement as shall be reasonably requested to transfer, convey and assign more effectively the Purchased Assets to the Buyer, the costs of which shall be paid by the requesting party.

         2.9 EXPENSES. Except as otherwise provided herein, the Buyer and the Seller shall each be responsible for their own expenses incurred in connection with the negotiations among the parties, and the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby. In addition, the Seller shall be responsible for all costs associated with terminating any Employee Benefit Plan of the Seller (e.g., 401(k), pension, profit sharing plans) prior to or at Closing.

         2.10 BROKERS. The Buyer shall indemnify the Seller and hold it harmless from and against all claims or demands for commissions or other compensation by any broker, finder, or similar agent claiming to have been employed by or on behalf of the Buyer. The Seller and the Shareholders shall jointly and severally indemnify the Buyer and hold it harmless from and against all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of the Seller.

         2.11 PUBLICITY. After the Closing Date, all press releases and other public announcements respecting the subject matter hereof shall be made only by the Buyer, but in a form reasonably acceptable to the Seller; provided, however, that the Seller may make any disclosure required to be made under applicable law if it has determined in good faith that it is necessary to do so and used its best efforts, prior to the issuance of the disclosure, to provide the Buyer with a copy of the proposed disclosure and to discuss the proposed disclosure with the Buyer.

         2.12 LIABILITY FOR TAXES. The Seller shall be liable for, and shall together with the Shareholders, jointly and severally, indemnify and hold the Buyer harmless from, (a) all Taxes (as defined below) and Tax liens that are imposed on (either before or after the Closing Date) or incurred with respect to the Purchased Assets for any period ending on or before the Closing Date, (b) any Taxes payable as a result of a breach by the Seller or the Shareholders of any of the representations set forth in Section 3.1(i) hereof, and (c) any necessary and reasonable attorneys' fees or other costs incurred by the Buyer or its Affiliates in connection with any payment from the Seller under this Section
2.12. The Buyer and the Seller agree to provide assistance to one another and to cooperate fully with one another after the Closing Date to account for all Taxes that may be imposed on or incurred with respect to the Purchased Assets during any period prior to the Closing Date. The Seller shall pay directly all excise, sales, transfer, documentary, filing, recordation and other similar Taxes, levies, fees and charges, if any (including all bulk sales taxes and real estate transfer taxes and conveyance and recording fees, if any), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby. All obligations under this Section
2.12 shall survive the Closing hereunder and continue until 30 days following the expiration of the statute of limitations on assessment of the relevant Tax. As used herein, "Tax" or "Taxes" means all taxes, however denominated, including any interest or penalties or additions thereto whether disputed or not, including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income Taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, withholding taxes, workers' compensation taxes, escheat, value-added taxes, alternative or add-on minimum taxes and other obligations of the same or of a similar nature, whether arising before, on or after the Closing.

         2.13 RIGHT TO REFUNDS. If the Seller, on the one hand, or the Buyer, on the other hand, receives a refund of any Taxes for which the other has paid such Taxes, then the party receiving such refund shall, within 30 days after its receipt, remit it to the party who paid such Taxes; provided, however, that this section shall not affect the Liability of the parties for Taxes as set forth in
Section 2.12 hereof.

         2.14 INTERCOMPANY TRANSACTIONS. Prior to the Closing, all intercompany payables and receivables between the Seller and each Shareholder and between the Seller and any of its Affiliates that in any way is related to or otherwise affects any Purchased Asset shall be released by the Seller, each Shareholder or any Affiliate of either of them, as the case may be, and each Shareholder hereby releases any claims or other rights he or she may have in and to any of the Purchased Assets.

         2.15 ALLOCATION OF PURCHASE PRICE. For all income tax purposes, each of the parties shall report the transactions contemplated by this Agreement as an "applicable asset acquisition" by the Buyer within the meaning of Section 1060 of the Internal Revenue Code of 1986, as amended. In connection therewith, each of the parties hereby agrees that the fair market value of any Class I, Class II, Class III, Class IV or Class V assets (as described in Section 1.1060-1(c)(2)
of the Treasury Regulations) of the Seller at the Closing will be equal to their respective federal income tax bases to the Seller immediately prior thereto, and the excess of the total consideration (as determined pursuant to Section 1.1060-1(c)(1) of the Treasury Regulations) paid for the Purchased Assets by the Buyer over such aggregate tax bases shall be allocable to Class VI and Class VII assets as described in such Treasury Regulations. The Buyer shall prepare and deliver IRS Form 8594 (Asset Acquisition Statement Under Section 1060) to Seller within 180 days after the Closing Date, which form is to be timely filed with the IRS reporting the transaction in compliance with this Section 2.15. In any proceeding related to the determination of any Tax, no party may contend or represent that the allocation is not a current allocation.

         2.16 NAME CHANGE. The Seller shall execute and deliver an amendment to its Articles of Incorporation to change its name to a name other than Digital Precision, Inc. or any variant thereof in acceptable form to be filed with the Texas Secretary of State's office and any other jurisdiction where the Seller is qualified to do business within 180 days following the date of this Agreement.

         2.17 EMPLOYEES. Other than the Key Employees (as defined in Section 2.18), the Buyer shall have no obligation to offer employment t6 any of the Seller's existing employees.

         2.18 FORFEITURE OF SELLER'S SHARES. Seller and each Shareholder hereby agree that if at any time prior to the first anniversary of the Closing Date, any of the Key Employees (defined below) are terminated by the Buyer for Cause (defined below) or voluntarily resign as an employee of Buyer without Good Reason (defined below), the number of Seller's Shares held by Buyer pursuant to
Section 1.5 hereof shall be permanently reduced and cancelled by Buyer on the date any such Key Employee is terminated by an amount equal to the product of
(a) 1,800,000 and (b) the percentage indicated next to each Key Employee's name below. Any Seller's Shares forfeited by Seller under this Section 2.18 shall be cancelled and of no further force or effect. "Key Employees" shall mean David Peoples (33%), Don Smith (28%), David DeYoung (18%) and John C'de Baca (10%). "Cause" shall mean (a) any breach by the Key Employee of the terms of his Employment Agreement or his Confidentiality, Development and Non-Interference Agreement, (b) a deliberate and material failure by the Key Employee to comply with Buyer's written policies or rules as they pertain to the performance of the Key Employee's duties that is not cured by the Key Employee on or before the 10th day following Buyer's written notice of default to the employee, (c) the Key Employee's conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof or (d) willful acts of dishonesty, theft or fraud by the Employee resulting or intending to result in personal gain or enrichment at the expense of Buyer. "Good Reason" shall mean the voluntary resignation of the Key Employee following (i) a reduction in the Key Employee's base salary by more than 10% or (ii) receipt of notice from the Buyer that the Key Employee's principal workplace will be relocated more than 50 miles.

                                  ARTICLE III.
            REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

         3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDERS. The Seller and the Shareholders jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1 with respect to itself), except as set forth in referenced Schedules attached hereto.

                  (a) Organization, Qualification, and Corporate Power. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Seller. The Seller has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Schedule 3.1(a) lists the shareholders, directors and officers of the Seller. For purposes of this Agreement, the term "Material Adverse Effect" shall mean, with respect to any Person, any change or effect that is materially adverse to the assets, operations, financial condition or results of operations of such Person and its subsidiaries, taken as a whole, excluding in all cases:
(i) events or conditions generally affecting the industry in which such Person and its subsidiaries operate or arising from changes in general business or economic conditions; (ii) out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement;
(iii) in the case of the Seller, the payment by the Seller of all amounts due to any officers or employees of the Seller under employment contracts or other employee benefit plans in effect as of the date hereof and which have been listed in the Schedules hereto; (iv) any effect resulting from any change in law or generally accepted accounting principles, which affect generally entities such as such Person; and (v) any effect resulting from compliance by such Person with the terms of this Agreement.

                  (b) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the- right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which its assets are subject (or result in the imposition of any security interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give. notice, or security interest would not have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Seller or on the ability of the parties to consummate the transactions contemplated by this Agreement. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Seller or on the ability of the parties to consummate the transactions contemplated by this Agreement.

                  (c) Brokers' Fees. The Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (d) Title to Assets. Except as set forth on Schedule 3.1(d), the Seller has good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of any mortgage, pledge, lien, encumbrance, charge or other security interest (collectively, a "Security Interest").

                  (e) Financial Statements. Attached as Schedule 3.1 (e) are the balance sheets and statements of income, as of and for the fiscal years ended December 31, 2001 and December 31, 2002, (the "Most Recent Fiscal Year End") for the Seller (collectively the "Financial Statements").

                  (f) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect in the business, financial condition, operations, results of operations, or future prospects of the Seller taken as a whole. Without limiting the generality of the foregoing since that date:

                           (i) no party (including the Seller) has accelerated.
                  terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any of the Seller or its Affiliates is a party or by which any of them is bound;

                           (ii) the Seller has not imposed any Security Interest
                  upon any of its assets, tangible or intangible; `

                           (iii) the Seller has not granted any license or
                  sublicense of any material rights under or with respect to any Intellectual Property;

                           (iv) the Seller has not experienced any material
                  damage, destruction, or loss (whether or not covered by insurance) to -the Purchased Assets;

                           (v) the Seller has not granted any increase in the
                  base compensation of any of its directors, officers, and employees outside of the ordinary course of business consistent with past custom and practice, including with respect to quantity and frequency ("Ordinary Course of Business");

                           (vi) the Seller has not committed to do any of the
                  foregoing.

                  (g) Undisclosed Liabilities. The Seller does not have any material liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes, except for (i) Liabilities set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business. Other than for the indebtedness of Seller to Compass Bank under the CAPLine, Seller is not indebted to Compass Bank for, any other amounts.

                  (h) Legal Compliance. To the knowledge of Seller after due inquiry, the Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect on the Purchased Assets.

                  (i) Tax Matters.

                           (i) the Seller and each of its Affiliates have filed
                  all income tax returns that it was required to file. All such income tax returns were correct and complete in all material respects. All Taxes owed by the Seller (whether or not shown on any income tax return) have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any income tax return.

                           (ii) There is no material dispute or claim concerning
                  any liability of the Seller or any of its Affiliates for any Taxes either (A) claimed or raised by any authority in writing or (B) as to which the Seller and the directors and officers of the Seller has knowledge based upon personal contact with any agent of such authority.

                           (iii) Neither the Seller nor any of its Affiliates
                  has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an income tax assessment or deficiency.

                           (iv) the Seller has not filed a consent under Section
                  341(f) of the Internal Revenue Code concerning collapsible corporations. The Seller has not made any material payments, is not obligated to make any material payments, or is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280G of the Internal Revenue Code. The Seller has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code. The Seller is not a party to any tax allocation or sharing agreement. The Seller (A) has never been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Seller) or (B) does not have any liability for the Taxes of any person (other than the. Seller) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (v) the Seller has withheld and paid all Taxes
                  required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (j) Real Property.

                           (i) the Seller does not own any real property.

                           (ii) Schedule 3.1(j)(ii) lists and describes briefly
                  all real property leased or subleased by the Seller. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Schedule 3.1 (j)(ii). With respect to each material lease and sublease listed in
                  Schedule 3.1(j)(ii):

                                    (A) the lease or sublease is legal, valid,
                           binding, enforceable, and in full force and effect in all material respects;

                                    (B) no party to the lease or sublease is in
                           material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                    (C) no party to the lease or sublease has
                           repudiated any material provision thereof,

                                    (D) there are no material disputes, oral
                           agreements, or forbearance programs in effect as to the lease or sublease;

                                    (E) the Seller has not assigned,
                           transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                                    (F) all facilities leased or subleased
                           thereunder have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

                  (k) Intellectual Property.

                           (i) Neither the Seller nor any of its Affiliates has
                  interfered with, infringed upon, misappropriated, or violated any intellectual property rights of third parties in any material respect, and the Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller or any of its Affiliates must license or refrain from using any intellectual property rights of any third party). To the knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or violated any intellectual property, rights of the Seller in any material respect.

                           (ii) Schedule 3.1(k)(ii) identifies each patent or
                  registration which has been issued to the Seller with respect to any of its intellectual property, identifies each pending patent application or application for registration which the Seller has made with respect to any of its intellectual property, and identifies and describes each material license, agreement, or other permission which the Seller has granted to any third party with respect to any of its intellectual property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Schedule 3.1(k)(ii) also identifies each domain name, universal resource locator, trademark, service mark, trade name, copyright or unregistered trademark used by the Seller in connection with the Network Installation Business. With respect to each item of intellectual property required to be identified in Schedule 3.1(k)(ii):

                                    (A) the Seller possesses all right, title,
                           and interest in and to the item, free and clear of any liens, claims, Security Interests, encumbrances, licenses, or other restrictions;

                                    (B) the item is not subject to any
                           outstanding injunction, judgment, order, decree, ruling, or, charge;

                                    (C) no action, suit, proceeding, hearing,
                           investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (D) the Seller has not agreed to indemnify
                           any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (iii) Schedule 3.1(k)(iii) identifies each material
                  item of intellectual property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of intellectual property required to be identified in Schedule 3.1(k)(iii):

                                    (A) the license, sublicense, agreement, or
                           permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

                                    (B) no party to the license, sublicense,
                           agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                    (C) no party to the license, sublicense,
                           agreement, or permission has repudiated any material provision thereof; and

                                    (D) the Seller has not granted any
                           sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  (l) Contracts; Inventory. There are no contracts or other agreements to which the Seller is a party, that in any way burdens or otherwise effects any of the Purchased Assets, restricts the Seller's use of any of the Purchased Assets for their intended purpose or obligates the Seller to pay any other party based on the Seller's ownership and use of the Purchased Assets. The Inventory (a) consists of items which are in all material respects free of any defect, fault, imperfection, impurity or dangerous propensity of any kind, (b) is of a quality and quantity usable and salable in the ordinary and usual course of business and (c) is owned by the Seller.

                  (m) Insurance. The insurance covering the Purchased Assets is sufficient to protect Seller's investment in the Purchased Assets. Schedule 3.1(m) sets forth the following information with respect to each insurance policy covering the Purchased Assets (including policies providing property, casualty, liability, and workers compensation coverage and bond and surety arrangements) with respect to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage:

                           (i) the name, address, and telephone number of the
                  agent;

                           (ii) the name of the insurer, the name of the
                  policyholder, and the name of each covered insured; .

                           (iii) the policy number and the period of coverage;

                           (iv) the scope (including an indication of whether
                  the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                           (v) a description of any retroactive premium
                  adjustments or other material loss-sharing arrangements.

                  (n) Litigation. Schedule 3.1 (n) sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                  (o) Employees. To the knowledge of Seller after due inquiry, no executive, key employee, or significant group of employees plans to terminate employment with the Seller, except as contemplated by consummation of the transaction provided for in this Agreement. The Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. The Seller has not committed any material unfair labor practice. Neither the Seller nor any of the directors and officers of the Seller has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller. Schedule 3.1 (o) sets forth a true and complete list of: (i) the names, title and current salaries of all officers of the Seller;
(ii) the wage rates (or wages if applicable) for each exempt and nonexempt, salaried and hourly employees of the Seller; (iii) all scheduled or contemplated increases in compensation or bonuses; and (iv) all scheduled or contemplated employee promotions.

                  (p) Employee Benefits.

                           (i) Schedule 3.1(p) lists any plan, program,
                  arrangement, agreement or commitment which is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit'sharing, savings, retirement, stock option, stock purchase, stock appreciation rights, severance pay, life, health, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that the Seller maintains or to which the Seller contributes or has any obligation to contribute (each an "Employee Benefit Plan").

                                    (A) Each Employee Benefit Plan (and each
                           related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and other applicable laws.

                                    (B) All required reports and descriptions
                           (including Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)).

                                    (C) All contributions (including all
                           employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2) ) and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                    (D) Each Employee Benefit Plan which is an
                           Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Internal Revenue Code
                           Section 401(a), has received, within the last two years, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and Seller is not aware of any facts or circumstances that could result in the revocation of such determination letter.

                                    (E) The market value of assets under each
                           Employee Benefit Plan which is an Employee. Pension Benefit Plan (other than any

                           Multiemployer Plan, as defined in ERISA Section 3
                           (37)) equals of exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with the Pension Benefit Guaranty Corporation ("PBGC") methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                                    (F) The Seller has delivered to the Buyer
                           correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

                           (ii) With respect to each Employee Benefit Plan that
                  the Seller and any ERISA affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or aver has been required to contribute:

                                    (A) No Employee Benefit Plan which is an
                           Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the knowledge of the Seller, threatened.

                                    (B) There have been no prohibited
                           transactions with respect to any Employee Benefit Plan. No fiduciary has any Liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Seller, threatened.

                                    (C) The Seller has not incurred any
                           Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA Section 4201) or under the Internal Revenue Code with respect to any Employee Benefit Plan which is an Employee Pension Benefit Plan.

                           (iii) The Seller does not contribute to, ever has
                  never contributed to, or never ever has been required to. contribute to any multiemployer plan or has any Liability, including any withdrawal liability (as defined in ERISA Section 4201), under any Multiemployer Plan.

                           (iv) Except as otherwise disclosed on Schedule
                  3.1(p), the Seller does not maintain and has never maintained or contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than, in accordance with COBRA).

                  (q) Guaranties. The Seller is not a guarantor or otherwise is responsible for any Liability of any other Person.

                  (r) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each Shareholder has full legal capacity to enter into, execute and deliver this Agreement, to fully perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller and each Shareholder, enforceable in accordance with its terms and conditions. Neither Seller nor any shareholder needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (s) Tangible Assets. Except as set forth in Schedule 3.1(s), the Purchased Assets are free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which it presently is used and presently is proposed to be used.

                  (t) Environmental Matters.

                           (i) Except as set forth in Schedule 3.1(t), (A)
                  Seller has never generated, transported, used, stored, treated, disposed of or managed any Hazardous Waste (as defined below); (B) while Seller has leased the real property listed on Schedule 3.1(j)(ii), no Hazardous Material (as defined below) has ever been spilled, released or disposed of at the real property listed on Schedule 3.1(j)(ii), or, to Seller's knowledge after due inquiry, has ever been located in the soil or groundwater at any such property; (C) while Seller has leased the real property listed on Schedule 3.1(j)(ii), no Hazardous Material has ever been transported from any real property listed on Schedule 3.1(j)(ii) for treatment, storage or disposal at any other place; (D) Seller does not presently own, operate, lease or use any site on which underground storage tanks are located; and (E) while Seller has leased the real property listed on Schedule 3.1(j)(ii), no lien has ever been imposed by any governmental agency on any of the Purchased Assets as a result of the violations of Environmental Laws (as defined below).

                           (ii) Except as set forth in Schedule 3.1(t), (A)
                  Seller has no material liability under, nor has it ever violated, any Environmental Law (as defined below) with respect to any property listed on Schedule 3.1(j)(ii); (B) each property listed on Schedule 3.1(j)(ii) and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws; (C) Seller has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (D) Seller has no reason to believe that any of the items enumerated in clause (C) of this Subsection will be forthcoming.

                           (iii) Except as set forth in Schedule 3.1(t), to
                  Seller's knowledge after due inquiry, no property listed on
                  Schedule 3.1(j)(ii) contains any asbestos or asbestos-containing material, any polychlorinated biphenyls ("PCB"s) or equipment containing PCBs, or any urea formaldehyde foam insulation.

                           (iv) Seller shall provide at or prior to the Closing
                  to Seller copies of all documents, records, and information available to it concerning any environmental or health and safety matter relevant to Seller regarding any of the property listed on Schedule 3.1(j)(ii), whether generated by Seller or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

                           (v) For purposes of this Section 3.1(t), (i)
                  "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance or bylaw at the foreign, federal, state or local level, whether existing as of the date hereof, previously enforced or subsequently enacted.

                  (u) Disclosure. This Agreement and the schedules, attachments, written statements, documents, certificates, or other items prepared or supplied to Buyer by or on behalf of the Seller with respect to the transactions contemplated in this Agreement are complete and authentic, and all contracts and other agreements or instruments included thereunder are valid, subsisting and binding on the parties thereto in accordance with their terms. Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates, or other items prepared or supplied to the Buyer by or on behalf of the Seller with respect to the transactions contemplated in this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. Neither the Seller nor any responsible officer or manager has intentionally concealed any fact known by such person to have a Material Adverse Effect on the Purchased Assets.

                  (v) Investor Qualifications.

                           (i) Seller understands that the Seller's Shares to be
                  received in partial payment of the Purchase Price are characterized as "restricted securities" under the federal securities laws inasmuch as they are being received from the Buyer in a transaction not involving a public offering, are being offered and sold without registration under the Securities Act of 1933, as amended (the "Securities Act") in a private placement that is exempt from the registration provisions of the Securities Act and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in limited circumstances. Seller understands that it must bear the economic risk of the acquisition of the Seller's Shares made in connection herewith for an indefinite period of time because, among other reasons, the Seller's Shares have not been registered under the Securities Act or under the securities laws of certain states and, therefore, cannot be resold, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states or an exemption from such registration is available. Seller further understands that the certificate representing the Seller's Shares shall bear a legend in substantially the following form:

                           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
                  NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT'), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS";

                           (ii) Seller understands that the Seller's Shares
                  being acquired will be subject to a First Refusal and Stock Restriction Agreement by and among the Seller and the other parties thereto (the "First Refusal Agreement"). Seller further understands that the certificate representing the Seller's Shares shall bear a legend in substantially the following form:

                           "THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE
                  CONDITIONS SPECIFIED IN THE FIRST REFUSAL AND TRANSFER RESTRICTION AGREEMENT DATED AS OF THE DATE HEREOF AS SUCH MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG INTERNETWORK EXPERTS, INC. (THE "COMPANY") AND THE PARTIES THERETO. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.";

                           (iii) Seller can bear the economic risk of its
                  investment in the Seller's Shares and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and the risks of the investment in Buyer.

                  Seller understands that the value of the Seller's Shares may fluctuate from time to time and that the per share value of the Seller's Shares set forth in Section 1.6 is not a representation by Buyer that Seller could now or at any time in the future receive that per share amount in connection with any transaction involving the Seller's Shares. Seller has been furnished with all materials relating to the business, finances and operations of the Buyer which have been requested, including, without limitation all certificates, instruments, agreements and other documents defining the rights, limitations and preferences of the Seller's Shares. Seller has conducted its own investigation of the Buyer and is not relying on any representations or warranties of the Buyer other than those expressly set forth herein. Seller understands that the Buyer is under no obligation to register the Seller's Shares on its behalf; and

                           (iv) Seller is acquiring the Seller's Shares for its
                  own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

         3.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2), except as set forth in Schedule 3.2 attached hereto.

                  (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

                  (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject, or any provision of the Buyer's charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                  (d) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                                   ARTICLE IV.
                  COVENANTS OF THE SELLER AND THE SHAREHOLDERS

         The Seller and the Shareholders .jointly and severally covenant and agree with the Buyer as follows:

         4.1 CONSUMMATION OF AGREEMENT. The Seller shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

         4.2 SATISFACTION OF CONDITIONS. The Seller will use reasonable efforts to obtain as promptly as practicable the satisfaction of the conditions to Closing set forth in Article VI and any necessary consents or waivers under or amendments to leases and other contracts by which the Seller is bound.

         4.3 NOTICES AND CONSENTS. The Seller will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies.

         4.4 REGULAR COURSE OF BUSINESS. The Shareholders will not cause or permit the Seller to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Further, the Shareholders will cause the Seller to operate the Network Installation Business in accordance with the reasonable judgment of its management diligently and in good faith, consistent with past management practices, and continue to use its reasonable efforts to keep available the services of present officers and employees (other than planned retirements) and to preserve its present relationships with persons having business dealings with it. The Shareholders will not cause or permit the Seller to take any actions which would require a supplement or amendment to the items required to be disclosed pursuant to Section 3.1. Further, between the date of this Agreement and the Closing Date, the Seller will:

                  (a) communicate regularly with Buyer and keep Buyer closely advised of any material developments relating to the Seller and the Purchased Assets;

                  (b) pay all of its trade accounts payable in the Ordinary Course of its Business;

                  (c) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with prior periods, and will comply with all laws applicable to each;

                  (d) keep and maintain all approvals, authorizations, consents, licenses, domain name registrations, operating authorities, certificates of public convenience, orders and other permits in full force and effect, continue to operate the Network Installation Business pursuant to such approvals, authorizations, consents, licenses, operating authorities, certificates of public convenience, orders and other permits and take all steps necessary to meet requirements on pending applications for approvals, authorizations, consents, licenses, operating authorities, certificates of public convenience, orders and permits; and

                  (e) not increase the discounts or other sales promotions it offers to customers over the discounts and promotions offered by the Seller during the 3 month period immediately preceding the date of this Agreement.

         4.5 PRESERVATION OF BUSINESS. Seller agrees that the Purchased Assets will be used, preserved, and maintained, as far as practicable, in the Ordinary Course of Business, to the same extent and in the same condition as said assets, property, and rights are used, preserved and maintained on the date of this Agreement, and no unusual or novel methods of purchase, sale, management, or operation of said Purchased Assets or the Network Installation Business will be made or instituted. Without the prior consent of Buyer, Seller will not encumber any of the Purchased Assets or make any commitments relating to such assets, property, or business, except in the Ordinary Course of Business.

         4.6 INSURANCE. The Seller will keep or cause to be kept in effect and undiminished the insurance now in effect on its various properties and assets, and will purchase such additional insurance, at Buyer's cost, as Buyer may request.

         4.7 EMPLOYEES. The Seller will not to grant to any employee of the Seller any promotion, any increase in compensation, or any bonus or other award other than promotions, increases, or awards that are regularly scheduled in the Ordinary Course of Business or contemplated on the date of this Agreement or that are, in the reasonable judgment of management of the Seller, in its best interest.

         4.8 NO VIOLATIONS. The Seller will comply in all material respects with all statutes, laws, ordinances, rules, and regulations applicable to the Network Installation Business.

         4.9 PUBLIC ANNOUNCEMENTS. The Shareholders will not and will cause the Seller not to issue any press release or other announcement to the employees, customers, or suppliers of the Seller related to this Agreement or this purchase without the approval of Buyer, unless required by law, in which case Buyer and the Seller will consult with each other regarding the announcement.

         4.10 COMPANY EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, the Seller agrees that the Buyer shall be entitled, through its employees and representatives, including, without limitation, its attorneys and accountants, to make such investigation of the Seller and such examination of the books, records and financial condition of the Seller as the Buyer reasonably desires. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Seller shall cooperate fully therein. In order that the Buyer may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Seller, the Seller shall furnish the representatives of the Buyer during such period with all such information concerning the affairs of the Seller as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to the Buyer of all material facts affecting the financial condition and business operation of the Seller.

         4.11 CONTINUED EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES OF THE SELLER. From the date hereof through the Closing Date, the Seller shall conduct its Network Installation Business in a commercially reasonable manner and in such a manner so that the representations and warranties contained in Section
3.1 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

         4.12 SUPPLEMENTS TO SCHEDULES. From time to time prior to the Closing, the Seller will promptly supplement or amend the disclosure schedules with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any schedule and will promptly notify Buyer of any breach by Seller that it discovers of any representation, warranty, or covenant contained in this Agreement. No supplement or amendment of any Schedule made pursuant to this section will be deemed to cure any breach of any representation of or warranty made in this Agreement unless Buyer specifically and reasonably agrees thereto in writing.

         4.13 NO SOLICITATION. Until the Closing or termination pursuant to
Article VIII of this Agreement, neither Seller nor any of its respective directors, officers, employees, or agents shall, directly or indirectly, encourage, solicit, initiate, or enter into any discussions or negotiations concerning any disposition of any of the capital stock or all or substantially all of the assets of the Seller (other than pursuant to this Agreement), or any proposal therefor, or furnish or cause to be furnished any information concerning the Seller to any party in connection with any transaction involving the acquisition of the capital stock or the Purchased Assets of the Seller by any person other than the Buyer. The Seller will promptly inform the Buyer of any inquiry (including the terms thereof and the person making such inquiry) received by any responsible officer or director of Seller after the date hereof and believed by such person to be a bona fide, serious inquiry relating to any such proposal.

         4.14 LOSS OR THREATENED LOSS OF CUSTOMER OR SUPPLIER. Other than as set forth on Schedule 4.14, prior to the Closing, the Seller shall promptly notify the Buyer in the event of a loss or threatened loss of any material supplier, customer or affiliate of the Seller, and shall cause employees of the Seller to be made available to call upon such customer, supplier or affiliate, together with the Buyer to assist the Buyer in regaining or retaining such customer, supplier or affiliate.

                                   ARTICLE V.
                             COVENANTS OF THE BUYER

         The Buyer covenants and agrees with the Seller as follows:

         5.1 EFFORTS OF THE BUYER. Buyer shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

         5.2 PUBLIC ANNOUNCEMENTS. Subject to applicable law, at all times the Buyer will promptly advise, and obtain the approval of, the Seller before issuing or permitting any of the Buyer's directors, officers, employees, representatives, agents or subsidiaries to issue any press release with respect to this Agreement or the transactions contemplated hereby.

         5.3 NOTICES AND CONSENTS. The Buyer will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies.

         5.4 NOTICE OF DEVELOPMENTS. The Buyer will give prompt written notice to the Seller of any material development causing a breach of any of its own representations and warranties in Section 3.2 above.

                                   ARTICLE VI.
                      CONDITIONS TO THE BUYER'S OBLIGATIONS

         Each and every obligation of the Buyer under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. Each of the representations and warranties made by the Seller and the Shareholders herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes specifically contemplated, permitted, or required by this Agreement; the Seller will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing; and the Buyer will have received, at the Closing, a certificate of the Chief Executive Officer of the Seller stating that each of the representations and warranties made by the Seller herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that the Seller has performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing. For the purposes of this section and determining whether a provision has been breached in a material respect, any representation or warranty of a party that is qualified by a materiality standard shall be read without regard to any such materiality qualification as if such qualification were not contained herein.

         6.2 LITIGATION. No material action, suit, or proceeding before any court, governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of Closing, against the Seller, the Shareholders, the Buyer or any of their Affiliates, associates, officers, managers or directors, seeking to restrain, prevent, or change the transactions contemplated hereby, questioning the validity or legality of the transactions contemplated hereby, or seeking damages in connection with the transactions contemplated hereby.

         6.3 ABSENCE OF MATERIAL CHANGE. From the. date of this Agreement to the Closing, there has not occurred any event, change, effect, act, discovery, or occurrence (or any combination of the forgoing) (whether or not referred to or described herein or in any Exhibit or

Schedule hereto) that individually or in the aggregate would have, or would reasonably be expected to have, a Material Adverse Affect.

         6.4 COMPANY ACTION. The Seller will have furnished to the Buyer a copy, certified by an officer of the Seller, of the resolutions of the Seller and the Shareholders authorizing the execution, delivery and performance of this Agreement.

         6.5 CONSENTS. The Seller shall have made all filings with and notifications of governmental authorities and regulatory agencies required to be made by it in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the Seller's business by the Buyer subsequent to the Closing, and the Buyer shall have received such governmental consents or permits required to use and own the Purchased Assets, if any.

         6.6 RELEASE OF LIENS. All encumbrances on the Purchased Assets shall have been terminated and released, and the Buyer shall have received releases and such other documents evidencing such transactions.

         6.7 BILL OF SALE AND ASSIGNMENT AGREEMENT. The Seller shall have executed and delivered a Bill of Sale and Assignment Agreement in substantially the same form as the agreement attached hereto as Exhibit "A."

         6.8 EMPLOYMENT AGREEMENTS. The Buyer and each of David Peoples, Don Smith, David DeYoung, John C'Bebaca and each other employee of Seller that has been extended an offer of employment with Buyer shall each have executed and delivered the Buyer's form of Employment Agreement.

         6.9 CONFIDENTIALITY, DEVELOPMENT AND NON-INTERFERENCE AGREEMENT. The Buyer and each of the David Peoples, Don Smith, David DeYoung, John C'Bebaca and each other employee of Seller that has been extended an offer of employment with Buyer shall have executed and delivered the Buyer's form of Confidentiality, Development and Non-Interference Agreement.

         6.10 LEGAL OPINION OF SELLER'S COUNSEL. The Buyer shall have received an opinion of Seller's legal counsel, Strasburger & Price, LLP, in a form acceptable to Buyer

         6.11 FIRST REFUSAL AND TRANSFER RESTRICTION AGREEMENT. The Seller, the Shareholders and each other party thereto shall have executed the First Refusal and Transfer Restriction Agreement in a form mutually acceptable to the Seller, the Shareholders and the Buyer which restricts the transfer of the Seller's Shares.

                                  ARTICLE VII.
                     CONDITIONS TO THE SELLER'S OBLIGATIONS

         Each and every obligation of the Seller under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. Each of the representations and warranties made by the Buyer herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement; the Buyer will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing; and the Seller will have received, at the Closing, a certificate of the Buyer, stating that each of the representations and warranties made by the Buyer herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that the Buyer has performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing. For the purposes of this section and determining whether a provision has been breached in a material respect, any representation or warranty of a party that is qualified by a materiality standard shall be read without regard to any such materiality qualification as if such qualification were not contained herein.

         7.2 CORPORATE ACTION. The Buyer will have furnished to the Seller a copy, certified by an officer of the Buyer, of the resolutions of the Buyer authorizing the execution, delivery, and performance of this Agreement.

         7.3 ABSENCE OF MATERIAL CHANGE. From the date of this Agreement to the Closing, there has not occurred any event, change, effect, act, discovery, or occurrence (or any combination of the forgoing) (whether or not referred to or described herein or in any Exhibit or Schedule hereto) that individually or in the aggregate would have, or would reasonably be expected to have, a Material Adverse Effect.

         7.4 BILL OF SALE AND ASSIGNMENT AGREEMENT. The Buyer shall have executed and delivered a Bill of Sale and Assignment Agreement in substantially the same form as the agreement attached hereto as Exhibit "A."

         7.5 EMPLOYMENT AGREEMENTS. The Buyer and each of David Peoples, Don Smith, David DeYoung and John C'Bebaca shall each have executed and delivered the Buyer's form of Employment Agreement.

         7.6 CONFIDENTIALITY, DEVELOPMENT AND NON-INTERFERENCE AGREEMENT. The Buyer and each of the Seller, David Peoples, Don Smith, David DeYoung and John C'Bebaca shall have executed and delivered the Buyer's form of Confidentiality, Development and Non-Interference Agreement.

         7.7 PURCHASE PRICE. The Buyer shall have tendered delivery of the amount set forth in Section 1.5(a) to the Seller.

                                  ARTICLE VIII.
                                   TERMINATION

         8.1 TERMINATION BY BUYER. The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (a) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or is otherwise not reasonably susceptible to cure or (b) if the Closing shall not have occurred on or before April 15, 2003 by reason of the failure of any condition precedent under Article VI hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement). For the purposes of this section and determining whether a provision has been breached in a material respect, any representation or warranty of a party that is qualified by a materiality standard shall be read without regard to any such materiality qualification as if such qualification were not contained herein.

         8.2 TERMINATION BY SELLER. The Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or is otherwise not reasonably susceptible to cure or
(B) if the Closing shall not have occurred on or before April 15, 2003 by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement). For the purposes of this section and determining whether a provision has been breached in a material respect, any representation or warranty of a party that is qualified by a materiality standard shall be read without regard to any such materiality qualification as if such qualification were not contained herein.

         8.3 TERMINATION BY MUTUAL CONSENT. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Closing without further obligation or liability on the part of any party by the mutual written consent of the Buyer and the Seller.

         8.4 EFFECT OF TERMINATION. If this Agreement terminates pursuant to any provision of this Article VIII and the transactions contemplated hereunder are not consummated, this Agreement shall be null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any party on account of the nonsatisfaction of the conditions set forth in Articles VI and VII resulting from the breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement.

                                   ARTICLE IX.
                                 INDEMNIFICATION

         9.1 SURVIVAL. Each covenant or agreement in this Agreement shall survive the Closing without limitation as to time until fully performed in accordance with its terms and each representation and warranty in this Agreement or in the Schedules shall survive the Closing until the twelve-month anniversary of the Closing Date (the "Survival Date"): Notwithstanding the foregoing, the following representations and warranties (collectively, the "Specified Representations") shall survive the Closing as follows: (a) the representations and warranties contained in Sections 3.1(a), (b), (c), (d), (g) and (r), and 3.2 shall survive the Closing without limitation as to time, and (b) the representations and warranties contained in Sections 3.1(i), 3.1(p) and 3.1 (t) shall survive the Closing until 30 days after the expiration of the statutes of limitations, if any, applicable to the matters addressed therein. Any claim for indemnification under Section 9.2 or Section 9.3 must be notified prior to the termination of the relevant survival period.

         9.2 INDEMNIFICATION BY THE SELLER AND THE SHAREHOLDERS. From and after the date hereof, the Seller and the Shareholders agree, jointly and severally, to indemnify fully, hold harmless, protect and defend the Buyer and its Affiliates, and their respective directors, officers, agents and employees, successors and assigns from and against:

                  (a) any and all Losses (as defined below) incurred by any of them arising out of, relating to or based upon any inaccuracy in, or breach of, any of the representations or warranties of any of the Seller or the Shareholders contained in this Agreement or in the Schedules or Exhibits hereto;

                  (b) any and all Losses incurred by any of them arising out of, relating to or based upon any failure to perform, or other breach of, any of the covenants or agreements of any of the Seller or the Shareholders contained in or incorporated into this Agreement or in the Schedules or Exhibits hereto;

                  (c) any and all Losses incurred by any of them arising out of, relating to or based upon any of Seller's assets that are not Purchased Assets or any of the Retained Liabilities;

                  (d) any and all Losses incurred by any of them arising out of, relating to or based upon Seller's ownership and use of the Purchased Assets prior to the Closing, including any Liability for any Taxes;

                  (e) any and all Losses incurred by any of them arising out of, relating to or based upon the operation of Seller's business prior to or after the Closing; and

                  (f) any and all Losses incurred by any of them arising out of, relating to or based upon any claims made for workers' compensation benefits or under any Employee Benefit Plan due with respect to any event occurring or circumstance existing prior to the Closing. The right of the Buyer and its Affiliates (and their respective directors, officers, agents and employees, successors and assigns) to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of any such Persons. "Losses" shall mean any and all losses, costs, claims, damages, Taxes, Liabilities, obligations, judgments, settlements, awards, demands, offsets, reasonable out-of-pocket costs, expenses and attorneys' fees (including any such reasonable costs, expenses and attorneys' fees incurred in enforcing a party's right to indemnification against any indemnifying party or with respect to any appeal) and penalties and interest, if any.

         9.3 INDEMNIFICATION BY THE BUYER. From and after the date hereof, the Buyer agrees to indemnify fully, hold harmless, protect and defend the Seller and Shareholders from and against any and all Losses incurred by any of them arising out of, relating to or based upon (a) any inaccuracy in, or breach of, any of the representations or warranties of the Buyer contained in this Agreement or in the Schedules or Exhibits hereto; (b) any failure to perform, or other breach of, any of the covenants or agreements of the Buyer contained in this Agreement or in the Schedules or Exhibits hereto; and (c) the Buyer's ownership of the Purchased Assets after the Closing Date. The right of the Seller to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of any such Persons.

         9.4 PROCEDURE FOR INDEMNIFICATION FOR THIRD PARTY CLAIMS.

                  (a) Promptly after receipt by an indemnified party under Sections 9.2 and 9.3 of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any Liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any proceeding referred to in Section 9.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent, which shall not be unreasonably withheld, unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is.monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no Liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within 10 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d) The Seller and the Shareholders hereby consent to the non-exclusive jurisdiction of any court in which a proceeding is brought by a third party against any indemnified person for purposes of any claim that an indemnified person may have under this Agreement with respect to such proceeding or the matters alleged therein, and agree that process may be served on the Seller or the Shareholders with respect to such a claim anywhere in the world.

         9.5 SET-OFF RIGHTS; CHARACTER OF INDEMNITY PAYMENTS. The indemnifying party shall promptly pay the indemnified party any amount due under this Article
IX. Buyer shall have the right, but not the obligation, to set-off against the Seller's Shares any amount to which Seller or the Shareholders may be obligated to pay Buyer under the terms of this Agreement, unless the Seller's shares shall have been forfeited pursuant to Section 2.18 of this Agreement. The number of Seller's Shares used to set-off any amount to which Buyer may be entitled under this Agreement shall be determined by dividing the proposed set-off amount by $0.20 (the per share value of the Seller's Shares as specified in Section 1.6). If, contrary to the intent of the parties, any payment made pursuant to this
Article IX is treated as taxable income to the recipient, then the payor shall indemnify and hold harmless the recipient from any Liability for Taxes attributable to the receipt of such payment. For purposes of this Section 9.5, the indemnified party will be considered to be liable for Tax in respect of any payment treated as taxable income at the highest marginal tax rate then in effect for corporations in the jurisdiction so characterizing the payment for the year such payment is considered to be earned by the indemnified party.

                                   ARTICLE X.

                                  MISCELLANEOUS

         10.1 NOTICES. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered by registered or certified mail (with postage and other fees prepaid) as follows:

                  To Buyer:         InterNetwork Experts, Inc.
                                    Attn: Mark Hilz, Chief Executive Officer
                                    15960 Midway Road, Suite 101
                                    Addison, Texas  75001
                                    Telecopy: 972.620.0562
                                    Email: mark.hilz@inetx.com

                  With a copy to:   Sayles, Lidji & Werbner
                                    Attn: Michael R. Dorey
                                    4400 Renaissance Tower
                                    1201 Elm Street

                                    Dallas, Texas  75270
                                    Telecopy: 214.939.8787
                                    Email: mdorey@slw.com

                  To Seller:        Digital Precision, Inc.
                                    Attn: David Peoples, Chief Executive Officer
                                    8601 RR 222
                                    Building I, Suite 100
                                    Austin, Texas 78730
                                    Telecopy: 512.795.8844
                                    Email: dpeoples@dprecision.com

                  with a copy to:   Strasburger & Price, LLP
                                    Attn: Lee Polson
                                    600 Congress Avenue
                                    Suite 2600
                                    Austin, TX  78731
                                    Telecopy: 512.536.5719
                                    Email: Lee.Polson@Strasburger.com

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Such notice shall be effective upon the date of delivery or the intended recipient's refusal to accept delivery. After any notice is made hereunder, the party taking such action will use its best efforts to deliver a copy of such notice to the e-mail address of the intended recipients as soon as practical but in no event later than 12 hours after such action has been taken.

         10.2 ATTACHMENTS. All schedules and exhibits attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

         10.3 ASSIGNMENT; SUCCESSORS IN INTEREST No assignment or transfer by any party of its respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto, except the Buyer shall be permitted to assign its rights and obligations hereunder to one of its Affiliates, but no such assignment will release the Buyer from its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns and any reference hereto shall also be a reference to a permitted successor or assign.

         10.4 NUMBER; GENDER. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

         10.5 CAPTIONS. The titles and captions contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement.

         10.6 CONTROLLING LAW; VENUE; INTEGRATION: AMENDMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to choice of law provisions, statutes, regulations or principles of this or any other jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Texas for any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other jurisdiction to venue therein). This Agreement (and the related written agreements to be entered into in connection with this Agreement) supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto. This Agreement may not be amended, modified or supplemented except by the written agreement of the Seller and the Buyer. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         10.7 COUNTERPARTS. This Agreement may be executed in counterparts, including the signature pages, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. In addition, the parties agree that the counterparts of this Agreement so signed may be evidenced by delivery of a telecopy or other electronic transmission of the signature page image to this Agreement to the other party at the number listed in Section 10.1 and that such telecopied signature pages shall be treated for all purposes as original signatures to this Agreement.

         10.8 ENFORCEMENT OF CERTAIN RIGHTS. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person firm or corporation being deemed a third party beneficiary of this Agreement.

         10.9 WAIVER. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         10.10 ARBITRATION; LEGAL PROCEEDINGS.

                  (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination or validity hereof or the transactions contemplated herein promptly by negotiation between a representative of the Buyer and the Seller. Either the Seller or the Buyer may give the other written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position and the name and title of the representative who will represent such party. Within ten (10) days of the delivery of the Notice of Dispute, a representative from each party hereto shall meet at a mutually acceptable time and place, and thereafter as long as they reasonably deem necessary, to attempt to resolve the dispute. All documents and other information or data on which each party relies concerning the dispute shall be furnished or made available on reasonable terms to the other party at or before the first meeting of the parties as provided by this paragraph.

                  (b) Any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity hereof, or the transactions contemplated herein, if not settled by negotiation as provided in paragraph (a) of this Section 10.10, shall be settled by arbitration in accordance with the Commercial Arbitration Rules ("CAR") of the American Arbitration Association ("AAA"), by one arbitrator selected by mutual agreement of the parties. In the event the parties cannot agree to an arbitrator, the arbitrator shall be selected by the CAR, Selection of Arbitrators. Either party may initiate arbitration twenty (20) days following the delivery of a Notice of Dispute if the dispute has not then been settled by negotiation, or sooner if the other party fails to participate in negotiation in accordance with paragraph (a) above. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16 (the "Act"), shall be held in Dallas, Texas, and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof, subject to the court's authority to modify or review the award as provided in the Act.

                  (c) Each party shall bear its own costs and shall share equally the fees and expenses of the arbitrators.

         10.11 RELIANCE ON COUNSEL AND OTHER ADVISORS. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

         10.12 INJUNCTIVE RELIEF. The parties to this Agreement hereby agree that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that any party, to the extent permitted by applicable law, shall be entitled to injunction relief in addition to any other remedy such party might have under this Agreement.

         10.13 SEVERABILITY. If a judicial or arbitral determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against the Seller or any Shareholder the provisions of this Agreement shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Seller.

         10.14 ACCESS TO ELECTRONIC COPIES. Any party to this Agreement who, directly or though its agents or attorneys, has access to digital electronic copies of this Agreement (including attachments hereto) in a commercially available word processing program or plain text format, shall promptly provide such electronic copies of this Agreement (including attachments hereto) to the other parties hereto upon request.

                    ***Remainder Intentionally Left Blank***

         IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement as of this 4th day of April, 2003.

BUYER:                                 SELLER:

INTERNETWOK EXPERTS, INC.              DIGITAL PRECISION, INC.

By: /s/ Mark Hilz                      By:/s/ David Peoples
   ---------------------------------      -------------------------------------
   Mark Hilz, Chief Executive Officer     David Peoples, Chief Executive Officer

SHAREHOLDERS:

   /s/ David Peoples
------------------------------------      ----------------------------------
DAVID PEOPLES                             JOHN C'DE BACA

  /s/ Don Smith                           /s/ David DeYoung
------------------------------------      ----------------------------------
DON SMITH                                 DAVID DEYOUNG

                                    EXHIBIT A

                      BILL OF SALE AND ASSIGNMENT AGREEMENT

                      BILL OF SALE AND ASSIGNMENT AGREEMENT

         This Bill of Sale and Assignment Agreement is entered into as of April 4, 2003 by and between InterNetwork Experts, Inc., a Delaware corporation (the "Purchaser"), and Digital Precision, Inc., a Texas corporation (the "Seller").

         The following recitals are true and constitute the basis for this agreement:

         A. Purchaser and Seller are parties to that certain Asset Purchase Agreement dated April 4, 2003 (the "Purchase Agreement"), providing for, among other things, the sale to Purchaser of the Purchased Assets for consideration in the amount and on the terms and conditions set forth in the Purchase Agreement (capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Purchase Agreement); and

         B. Seller and Purchaser desire to execute and deliver this Bill of Sale and Assignment Agreement in order to evidence the vesting in Purchaser of the Purchased Assets.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. CONVEYANCE OF PURCHASED ASSETS. In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller has, effective from and after the date hereof, conveyed, granted, sold, transferred, set over, assigned, delivered and confirmed, and by this Bill of Sale and Assignment Agreement does, effective from and after the date hereof, convey, grant, sell, transfer, set over, assign, deliver and confirm unto Purchaser, its successors and assigns, the Purchased Assets as of the date hereof, together with all and singular the rights and appurtenances thereto in any way belonging, free and clear of all liens, claims and encumbrances except for Permitted Encumbrances.

         2. NO THIRD PARTY BENEFICIARIES. Nothing in this Bill of Sale and Assignment Agreement, express or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation other than Purchaser, Seller and their respective successors and assigns, any remedy or claim under or by reason of this Bill of Sale and Assignment Agreement.

         3. FURTHER ASSURANCES. Seller for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time forthwith upon the request of Purchaser, Seller will promptly execute and deliver, or cause to be executed and delivered, to Purchaser all such further instruments and take all such further action as may be reasonably necessary or appropriate to more effectively transfer to Purchaser, or to perfect or record Purchaser's title to or interest in, or to enable Purchaser to use, the Purchased Assets assigned or to be assigned to Purchaser.

         4. MISCELLANEOUS. This Bill of Sale and Assignment Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to choice of law provisions, statutes, regulations, or principles of this or any jurisdiction. This Bill of Sale and Assignment Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one instrument. This Bill of Sale and Assignment Agreement is executed by, and shall be binding upon, the Seller and its successors and assigns permitted by the Agreement, for the uses and purposes above set forth and referred to, as of the date hereof. Seller shall indemnify and hold Purchaser harmless and otherwise defend Purchaser against any person claiming title to any of the Purchased Assets, except as may be expressly permitted by the Purchase Agreement.

         IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Bill of Sale and Assignment Agreement as of the date first written above.

                                    SELLER:

                                    DIGITAL PRECISION, INC.,
                                    A TEXAS CORPORATION

                                    BY: /s/ DAVID PEOPLES
                                        ----------------------------------------
                                        DAVID PEOPLES, CHIEF EXECUTIVE OFFICER

                                    BUYER:

                                    INTERNETWORK EXPERTS, INC.,
                                    A DELAWARE CORPORATION

                                    BY: /s/ MARK HILZ
                                        ----------------------------------------
                                        MARK HILZ, CHIEF EXECUTIVE OFFICER

                                      - 2 -